                                                                      Exhibit 11
                           DARDEN RESTAURANTS, INC.
         DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
                                (In Thousands)

                                   Thirteen Weeks Ended Twenty-Six Weeks Ended
                                   --------------------------------------------
                                   November    November    November   November
                                   24, 1996    26, 1995    24, 1996   26, 1995
                                   --------------------------------------------
Computation of Shares:


     Weighted average number of
     shares outstanding............ 157,500     158,900    157,600    158,700

     Net shares resulting from the
     assumed exercise of certain
     stock options (a).............     773(b)    2,600(b)     910(b)   2,200(b)
                                    -------     -------    -------    -------

     Total common shares and common
     share equivalents............. 158,273     161,500    158,510    160,900
                                    =======     =======    =======    =======

Notes to Exhibit:

(a)Common share equivalents are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

(b)Common  share  equivalents  for  the  thirteen  and  twenty-six  weeks  ended
   November 24, 1996 and November 26, 1995 are not material. As a result, earnings (loss) per share has been computed using the weighted average number of shares outstanding.